Letterhead of Gerson, Preson, Robinson & Company, P.A.
                          Certified Public Accountants

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement, relating to 1,500,000 shares of common stock, 500,000 shares of common stock issuable upon the exercise of 500,000 Common Stock Class C Warrants and 500,000 shares of common stock issuable upon the exercise of 500,000 Common Stock Class D Warrants of World Diagnostics, Inc. on Form SB-2, of our report dated July 10, 2001 on the consolidated balance sheet of World Diagnostics, Inc. and Subsidiary as of March 31, 2001 and the related consolidated statements of operations, shareholders' equity and cash flows for the two years then ended appearing in the Prospectus part of this Registration Statement, and containing an explanatory paragraph with respect to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus of the Registration Statement.

                                      Gerson, Preston, Robinson, & Company, P.A.

Miami Beach, Florida
August 31, 2001